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                                                                     EXHIBIT 4.3

                                                                  EXECUTION COPY

              THIS WARRANT WAS ORIGINALLY ISSUED ON MAY 15, 2001 AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT, THE RULES AND REGULATIONS THEREUNDER OR THE PROVISIONS OF THIS WARRANT. THIS WARRANT IS ALSO SUBJECT TO (A) AN UNSECURED SENIOR NOTE AND WARRANT PURCHASE AGREEMENT DATED AS OF MAY 15, 2001 BY AND BETWEEN SLEEPMASTER HOLDINGS L.L.C. (THE "COMPANY"), THE ORIGINAL HOLDER HEREOF AND CERTAIN OTHER PARTIES THERETO (THE "PURCHASE AGREEMENT") AND (B) AN AMENDED AND RESTATED SECURITYHOLDERS AGREEMENT DATED AS OF MARCH 3, 1998 BY AND AMONG THE COMPANY, CERTAIN SECURITYHOLDERS OF THE COMPANY, AND THE ORIGINAL HOLDER HEREOF (THE "SECURITYHOLDERS AGREEMENT"), IN EACH CASE AS AMENDED FROM TIME TO TIME. A COPY OF THE PURCHASE AGREEMENT AND THE SECURITYHOLDERS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON REQUEST.


                              UNIT PURCHASE WARRANT

Date of Issuance: May 15, 2001                               Certificate No. W-3

              For value received, SLEEPMASTER HOLDINGS L.L.C., a New Jersey limited liability company (the "Company"), hereby grants to PMI MEZZANINE FUND, L.P., a Delaware limited partnership ("PMI"), or its transferees and assigns, the right to purchase from the Company a total of 1,498.43 Warrant Interests (as defined herein) at a price per unit of $0.01 (the "Initial Exercise Price"). This Warrant is one of the warrants (collectively, the "Warrants") issued pursuant to the terms of the Unsecured Senior Note and Warrant Purchase Agreement, dated as of the date hereof, between the Company, PMI and certain other parties thereto (the "Purchase Agreement"). The Initial Exercise Price and number of Warrant Interests (and the amount and kind of other securities) for which this Warrant is exercisable shall be subject to adjustment as provided herein. Certain capitalized terms used herein are defined in Section 4 hereof.

              This Warrant is subject to the following provisions:

              SECTION 1. Exercise of Warrant.

              1A. Exercise Period. The purchase rights represented by this Warrant may be exercised, in whole or in part, at any time after the date hereof and before 5:00 p.m., New York time,
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on May 15, 2011 or, if such day is not a Business Day, on the next preceding
Business Day (the "Exercise Period").

              1B. Exercise Procedure.

                     (i) This Warrant shall be deemed to have been exercised when all of the following items have been delivered to the Company (the "Exercise Time"):

                            (a) a completed Exercise Agreement, as described in
         Section 1C below, executed by the Person exercising all or part of the purchase rights represented by this Warrant (the "Purchaser");

                            (b) this Warrant;

                            (c) if the Purchaser is not the Registered Holder, an Assignment or Assignments in the form set forth in Exhibit II attached hereto evidencing the assignment of this Warrant to the Purchaser; and

                            (d) either (i) a check or wire transfer payable to the Company in an amount equal to the product of the Exercise Price (as such term is defined in Section 2) multiplied by the number of Warrant Interests being purchased upon such exercise (the "Aggregate Exercise Price"), (ii) the surrender to the Company of securities of the Company or its subsidiaries having a value equal to the Aggregate Exercise Price of the Warrant Interests being purchased upon such exercise (which value in the case of debt securities shall be the principal amount thereof and in the case of units of Common Membership Interests shall be the Fair Market Value thereof), or (iii) the delivery of a notice to the Company that the Purchaser is exercising the Warrant by authorizing the Company to reduce the number of Warrant Interests subject to the Warrant by the number of Warrant Interests having an aggregate Fair Market Value equal to the Aggregate Exercise Price.

                     (ii) Certificates for Warrant Interests purchased upon exercise of this Warrant shall be delivered by the Company to the Purchaser within five days after the date of the Exercise Time together with any cash payable in lieu of a fraction of a unit pursuant to the provisions of Section 13 hereof. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to the Person designated for delivery in the Exercise Agreement.

                     (iii) The Warrant Interests issuable upon the exercise of this Warrant shall be deemed to have been issued to the Purchaser at the Exercise Time and the Purchaser shall be deemed for all purposes to have become the Registered Holder of such Warrant Interests at the Exercise Time.



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                     (iv) The issuance of certificates for Warrant Interests
upon exercise of this Warrant shall be made without charge to the Registered Holder or the Purchaser for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Warrant Interests; provided, that the Company shall not be required to pay any taxes in respect of the Warrant or Warrant Interests, with respect to any transfer of the Warrants, which taxes shall be paid by the transferee prior to the issuance of such Warrant Interests.

                     (v) The Company shall not close its books against the transfer of this Warrant or of any Warrant Interests issued or issuable upon the exercise of this Warrant in any manner which interferes with the timely exercise of this Warrant.

                     (vi) The Company shall assist and cooperate with the Registered Holder or any Purchaser required to make any governmental filings or obtain any governmental approvals prior to or in connection with any exercise of this Warrant.

                     (vii) Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may at the election of the Registered Holder be conditioned upon the consummation of such transaction, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

                     (viii) The Company shall at all times reserve and keep available out of its authorized but unissued Common Membership Interests solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Interests issuable upon the exercise of this Warrant. All Warrant Interests which are so issuable shall, when issued and upon the payment of the applicable Exercise Price, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges except those created by actions of the holder hereof. The Company shall take all such actions as may be necessary to ensure that all such Warrant Interests may be so issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which units of Common Membership Interests or other securities constituting Warrant Interests may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance). The Company will use its commercially reasonable efforts to cause the Warrant Interests, immediately upon such exercise, to be listed on any domestic securities exchange, if any, upon which securities constituting Warrant Interests are listed at the time of such exercise.

                     (ix) If the Warrant Interests issuable by reason of exercise of this Warrant are convertible into or exchangeable for any other stock or securities of the Company, the Company shall, at the Purchaser's option and upon surrender of this Warrant by such Purchaser as provided above together with any notice, statement or payment required to effect such conversion or exchange of Warrant Interests, deliver to such Purchaser (or as otherwise specified by such Purchaser) a certificate or certificates representing the stock or securities into which the Warrant Interests issuable by reason of such conversion are convertible or exchangeable, registered in such name or names and in such denomination or denominations as such Purchaser has specified.



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                     (x) The Company shall not, and shall not permit its
subsidiaries to, directly or indirectly, by any action (including, without limitation, reincorporation in a jurisdiction other than New Jersey, amending its Certificate of Formation or Operating Agreement, or through any Organic Change (as defined in Section 2D), issuance or sale of securities or any other voluntary action) avoid or seek to avoid the observance or performance of any of terms of this Warrant or impair or diminish its value (except for any action which ratably affects all Warrant Interests and units of Common Membership Interests), but shall at all times in good faith assist in the carrying out of all such terms of Warrant. Without limiting the generality of the foregoing, the Company shall (a) use its reasonable best efforts to obtain all such authorizations, exemptions, or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant, and (b) not undertake any reverse split, combination, reorganization, or other reclassification of its membership interests which would have the effect of making this Warrant exercisable for less than one Common Membership Interest.

              1C. Exercise Agreement. Upon any exercise of this Warrant, the Purchaser shall deliver to the Company an Exercise Agreement in substantially the form set forth as Exhibit I hereto, except that if the Warrant Interests are not to be issued in the name of the Registered Holder, the Exercise Agreement shall also state the name of the Person to whom the certificates for the Warrant Interests are to be issued, and if the number of Warrant Interests to be issued does not include all of the Warrant Interests purchasable hereunder, it shall also state the name of the Person to whom a new Warrant for the unexercised portion of the rights hereunder is to be issued.

              SECTION 2. Adjustment of Exercise Price and Number of Warrant Interests. In order to prevent dilution of the rights granted under this Warrant, the Initial Exercise Price shall be subject to adjustment from time to time as provided in this Section 2 (as so adjusted, the "Exercise Price"), and the number of Warrant Interests obtainable upon exercise of this Warrant shall be subject to adjustment from time to time, each as provided in this Section 2; provided, however, that there shall be no adjustment to the Exercise Price or to the number of Warrant Interests acquirable upon exercise of the Warrant, as provided in this Section 2 (an "Adjustment"), unless and until such Adjustment, together with any previous Adjustments to the Exercise Price or to the number of Warrant Interests so acquirable which would otherwise have resulted in an Adjustment were it not for this proviso, would require an increase or decrease of at least 1% of the total number of Warrant Interests so acquirable at the time of such Adjustment, in which event such Adjustment and all such previous Adjustments shall immediately occur.

              2A. Adjustment of Exercise Price and Number of Warrant Interests upon Issuance of Common Membership Interests.

                     (i) If and when, on or after the date hereof, the Company issues or sells, or in accordance with Section 2B is deemed to have issued or sold (other than Purchase Rights (as defined in Section 4) or pursuant to a Permitted Issuance or as described in Section 2C hereof) any units of Common Membership Interests for a per unit consideration that is less than the per unit Fair Market Value of the Common Membership Interests determined as of the date of such issuance or sale, then immediately upon such issuance or sale, the Exercise Price shall be reduced to equal the amount determined by multiplying the Exercise Price in effect immediately prior to such issuance


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or sale by a fraction, the numerator of which will be the sum of (x) the number of units of Common Interests Deemed Outstanding immediately prior to such issuance or sale multiplied by the Fair Market Value of the Common Membership Interests determined as of the date of such issuance or sale, and (y) the consideration, if any, received by the Company upon such issuance or sale, and the denominator of which will be the product derived by multiplying such Fair Market Value of the Common Membership Interests by the number of units of Common Interests Deemed Outstanding immediately after such issuance or sale.

                     (ii) Upon each such adjustment of the Exercise Price hereunder, the number of Warrant Interests acquirable upon exercise of this Warrant shall be adjusted to equal the number of units determined by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Interests acquirable upon exercise of this Warrant immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment. For the purposes of this Section 2, the calculation of the number of units of Common Interests Deemed Outstanding shall exclude the Warrant Interests.

              2B. Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 2A, the following provisions shall be applicable:

                     (i) Issuance of Rights or Options. If the Company grants in any manner any rights or options (other than Purchase Rights or a Permitted Issuance) to subscribe for or to purchase Common Membership Interests or any securities convertible into or exchangeable for Common Membership Interests (such rights or options being herein called "Options" and such convertible or exchangeable securities being herein called "Convertible Securities") and the price per unit for which Common Membership Interests are issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Fair Market Value of the Common Membership Interests in effect on the date such Options are granted, then the total maximum number of units of Common Membership Interests issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per unit. For purposes of this paragraph, the "price per unit for which Common Membership Interests are issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing
(A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of units of Common Membership Interests issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of such Common Membership Interests or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Membership Interests upon conversion or exchange of such Convertible Securities.



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                     (ii) Issuance of Convertible Securities. If the Company in
any manner issues or sells any Convertible Securities (other than Purchase Rights or a Permitted Issuance) and the price per unit for which Common Membership Interests are issuable upon the conversion or exchange of such Convertible Securities is less than the per unit Fair Market Value of the Common Membership Interests then in effect, then the maximum number of units of Common Membership Interests issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per unit. For the purposes of this paragraph, the "price per unit for which Common Membership Interests are issuable upon such conversion or exchange" is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of units of Common Membership Interests issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issue of such Common Membership Interests upon conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price have been or are to be made pursuant to other provisions of this Section 2B, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

                     (iii) Change in Option Price or Conversion Rate. If either the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Membership Interests shall change at any time, the Exercise Price in effect at the time of such change shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of Warrant Interests shall be correspondingly readjusted.

                     (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities, in either case without the exercise of such Option or right, the Exercise Price then in effect and the number of Warrant Interests acquirable hereunder shall be adjusted to the Exercise Price and the number of units which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                     (v) Calculation of Consideration Received. If any Common Membership Interests, Options, or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any Common Membership Interests, Options, or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company shall be the market price thereof as of the date of receipt. In case any Common



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Membership Interests, Options, or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger or other business combination in which the Company is the surviving entity, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Membership Interests, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or marketable securities shall be determined by the Company, unless such consideration is paid by an Affiliate of the Company, in which case the fair value of such consideration shall be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Required Holders, whose determination shall be final and binding on the Company and all Registered Holders of Warrants (as defined in Section 8 below). The fees and expenses of such appraiser shall be paid by the Company.

                     (vi) Integrated Transactions. Other than Permitted Issuances, in case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Option shall be deemed to have been issued for no consideration; provided, that if such other securities are debt securities (such debt securities so issued are herein referred to as the "Debt") of the Company or any of its subsidiaries, the Option shall be deemed to have been issued for consideration equal to the excess, if any, of (a) the aggregate face amount (the "Estimated Face Amount") of debt securities with terms identical to the terms of the Debt (other than the increase to face value described in this proviso) which the Company or such subsidiary would have had to issue had no Options been issued in connection therewith, given the prevailing market conditions at the time of the issuance of the Debt, in order to receive the same aggregate net proceeds as is actually received from the issuance of the Debt, over (b) the aggregate face amount of the Debt. The Estimated Face Amount shall be as mutually agreed between the Company and the Registered Holder or, if no such mutual agreement is reached, as set forth in the written opinion, addressed to the Registered Holder, of an investment bank of national recognition, retained by the Company and reasonably acceptable to the Registered Holder; provided, that if no such mutual agreement is reached or written opinion is received, the Estimated Face Amount shall be deemed to be zero (0); provided, further, that the fees and expenses of such investment bank shall be borne by the Company.

       Example: If the Company issues $20 million aggregate principal amount of 10% subordinated debentures with a 10-year maturity (and receives aggregate net proceeds of $20 million), and in connection therewith issues warrants, and in accordance with the provisions of Section 2B(vi), the Company and the Registered Holder mutually agree or an investment bank determines that the Estimated Face Amount of the subordinated debentures (with terms otherwise identical to the securities issued) would have been $21 million to the Company), had the warrants not been issued, then such warrants would be deemed to have been issued for $1 million.



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                     (vii) Treasury Units. The number of units of Common
Membership Interests outstanding at any given time does not include Interests owned or held by or for the account of the Company or any subsidiary of the Company and the disposition of any units so owned or held shall be considered an issue or sale of Common Membership Interests.

                     (viii) Record Date. If the Company takes a record of the holders of Common Membership Interests for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Membership Interests, Options, or Convertible Securities or (B) to subscribe for or purchase Common Membership Interests, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the units of Common Membership Interests deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

              2C. Subdivision or Combination of Common Membership Interests. If the Company at any time subdivides (by any unit split, unit dividend, recapitalization, or otherwise) the Common Membership Interests into a greater number of units or pays a dividend or makes a distribution to holders of the Common Membership Interests in the form of units of Common Membership Interests, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Warrant Interests obtainable upon exercise of this Warrant shall be proportionately increased. Subject to clause
(b) of Section 1B(x), if the Company at any time combines (by reverse unit split or otherwise) the Common Membership Interests into a smaller number of units, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Warrant Interests obtainable upon exercise of this Warrant shall be proportionately decreased.

              2D. Organic Change. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Company's assets or other transaction which is effected in such a way that holders of Common Membership Interests are entitled to receive (either directly or upon subsequent liquidation) stock, securities, or assets with respect to or in exchange for Common Membership Interests is referred to herein as an "Organic Change". Subject to the provisions of the Securityholders Agreement, prior to the consummation of any Organic Change, the Company shall make appropriate provision to ensure that each Registered Holder of Warrants shall thereafter have the right to acquire and receive upon exercise thereof, in lieu of or addition to (as the case may be) the Warrant Interests immediately theretofore acquirable and receivable upon exercise of such Registered Holder's Warrants, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of Warrant Interests immediately theretofore acquirable and receivable upon exercise of such Registered Holder's Warrants had such Organic Change not taken place. In any such case, the Company shall make appropriate provision with respect to such Registered Holder's rights and interests to insure that the provisions hereof (including this Section 2) shall thereafter be applicable to the Warrants (including, in the case of any such Organic Change in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the per unit value for the Common Membership Interests reflected by the terms of such Organic Change and a corresponding immediate adjustment in the number of Warrant Interests acquirable and receivable upon exercise



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of the Warrants, if the per unit value so reflected is less than the Fair Market
Value of the Common Membership Interests in effect immediately prior to such Organic Change). The Company shall not effect any such Organic Change unless, prior to the consummation thereof, the successor entity (if other than the Company) resulting from such Organic Change (including a purchaser of all or substantially all the Company's assets) assumes by written instrument the obligation to deliver to each Registered Holder of Warrants such shares or units of stock, securities or assets as, in accordance with the foregoing provisions, such Registered Holder may be entitled to acquire upon exercise of Warrants.

              2E. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 2 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features but excluding any Permitted Issuance), then the Company's Board of Advisors shall make an appropriate and equitable adjustment in the Exercise Price and the number of Warrant Interests obtainable upon exercise of this Warrant so as to protect the rights of the Registered Holder of this Warrant.

              2F. Notices.

                     (i) Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

                     (ii) The Company shall give written notice to the Registered Holder at least thirty (30) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Membership Interests, (B) with respect to any pro rata subscription offer to holders of Common Membership Interests, or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.

                     (iii) The Company shall also give written notice to the Registered Holder at least thirty (30) days prior to the date on which any Organic Change, dissolution, or liquidation shall take place.

              SECTION 3. Purchase Rights. If at any time the Company grants, issues, or sells any options, convertible securities, or rights to purchase stock, warrants, securities, or other such property pro rata to the record holders of the Common Membership Interests (the "Purchase Rights"), then the Company shall grant, issue or sell (as the case may be) to the Registered Holder the aggregate Purchase Rights which such Registered Holder would have acquired if such Registered Holder had held the maximum number of Warrant Interests acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights or, if no such record is taken, the date as of which the record holders of Common Membership Interests are to be determined for the grant, issue, or sale of such Purchase Rights.



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              SECTION 4. Definitions. The following terms have the meanings set forth below:

              "Affiliate", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly, indirectly or beneficially, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

              "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

              "Class A Units" means the Company's Class A Common Membership Interests and any securities into which such Class A Common Membership Interests is hereafter converted or exchanged.

              "Class B Units" means the Company's Class B Common Membership Interests and any securities into which such Class B Common Membership Interests is hereafter converted or exchanged.

              "Class C Units" means the Company's Class C Common Membership Interests and any securities into which such Class C Common Membership Interests is hereafter converted or exchanged.

              "Common Membership Interests" means, collectively, the Class A Units, the Class B Units, and the Class C Units and any securities into which such Class A Units, Class B Units or Class C Units are hereafter converted or exchanged.

              "Common Interests Deemed Outstanding" means, at any given time, the number of units of Common Membership Interests actually outstanding at such time, plus the number of units of Common Membership Interests deemed to be outstanding pursuant to Section 2B(i) or 2B(ii) hereof.

              "Fair Market Value" means the price that would be paid per unit for the entire common equity interest in the Company in an orderly sale transaction between a willing buyer and a willing seller, taking into account the appropriate lack of liquidity of the Company's securities, using valuation techniques then prevailing in the securities industry and assuming full disclosure of all relevant information and a reasonable period of time for effectuating such sale. Fair Market Value shall be determined by the Company's Board of Advisors in its good faith judgment. A majority of the Required Holders shall have the right to require that an independent investment banking firm mutually acceptable to the Company and the Required Holders determine Fair Market Value, which firm shall submit to the Company and the Warrant holders a written report setting forth


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
such determination. The expenses of such firm will be borne by the Company, and the determination of such firm will be final and binding upon all parties.

              "Funded Debt" means, as of any date of determination, the sum of
(i) all outstanding Indebtedness of the Company and its subsidiaries as of such date, plus (ii) the liquidation value of the Preferred Units outstanding as of such date.

              "Indebtedness" means all indebtedness of the Company or any of its subsidiaries including, without limitation (i) all obligations for borrowed money or evidenced by bonds, debentures, notes, letters of credit or other similar instruments, (ii) obligations as lessee under capital leases, (iii) obligations to pay the deferred purchase price of property or services, except accounts payable arising in the ordinary course of business, (iv) all debt of other Persons guaranteed or otherwise supported by the Company or any of its subsidiaries, and (v) any interest, principal, prepayment penalty, fees or expenses in respect of items listed in clauses (i) through (iv).

              "Option Agreements" means those certain Option Agreements, dated as of November 14, 1996, by and between the Company and each of Charles Schweitzer, James Koscica, Michael Reilly and Timothy DuPont, and one or more option agreements entered into from time to time by and between the Company and certain members of the management of the Company's subsidiaries.

              "Permitted Issuance" means any issuance by the Company of units of Common Membership Interests (a) on or prior to the date hereof; (b) upon exercise of this Warrant or the Series B Warrants; (c) upon the conversion or exchange of any units of any class of Common Membership Interests into another class of Common Membership Interests; and (d) issued or issuable to members of management of the Company and its subsidiaries pursuant to the Option Agreements not to exceed Six Hundred Thirty-Nine (639) units of Common Membership Interests, in aggregate.

              "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization or government or department or agency thereof.

              "Preferred Units" means the Company's Preferred Units.

              "Registered Holder" means the holder of this Warrant as reflected in the records of the Company maintained pursuant to the provisions of Section 12.

              "Required Holders" means the holders of a majority of the purchase rights represented by this Warrant as originally issued which remain outstanding and unexercised.

              "Securityholders Agreement" means the Amended and Restated Securityholders Agreement, dated as of March 3, 1998, by and among the Company and certain other securityholders of the Company, as may be amended or modified from time to time in accordance with the terms thereof.

              "Series B Warrants" means the warrants issued pursuant to the Securities Purchase Agreement, dated as of March 3, 1998, among the Company, Atwell & Co,. as nominee for PMI Mezzanine Fund, L.P. and Sleepmaster L.L.C.

              "Warrant Interests" means units of the Company's Class C Units, issuable upon exercise of the Warrant; provided, that if the securities issuable upon exercise of the Warrants are issued by an entity other than the Company or there is a change in the class of securities so issuable, then the term "Warrant Interests" shall mean Interests of the security issuable upon exercise of the Warrants if such security is issuable in Interests, or shall mean the equivalent units in which such security is issuable if such security is not issuable in Interests.

              SECTION 5. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the Registered Holder hereof to any voting rights or other rights as a securityholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Warrant Interests, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such Registered Holder for the Exercise Price of Warrant Interests acquirable by exercise hereof or as a securityholder of the Company.

              SECTION 6. Transferability. Subject to the terms of the Securityholders Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, without charge to the Registered Holder, upon surrender of this Warrant with a properly executed Assignment (in the form of Exhibit II hereto) at the principal office of the Company. The Registered Holder agrees that it will not sell, transfer, or otherwise dispose of any Warrant Interests, in whole or in part, except in accordance with the terms of the Securityholders Agreement. Each certificate evidencing the Warrant Interests issued upon such transfer shall bear the restrictive legends required by the Securityholders Agreement, to the extent required therein.

              SECTION 7. Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the Registered Holder at the principal office of the Company, for new Warrants of like tenor representing in the aggregate the purchase rights hereunder, and each of such new Warrants shall represent such portion of such rights as is designated by the Registered Holder at the time of such surrender. At the request of the Registered Holder (pursuant to a transfer of Warrants or otherwise), this Warrant may be exchanged for one or more Warrants to purchase Common Membership Interests. The date the Company initially issues this Warrant shall be deemed to be the date of issuance hereof regardless of the number of times new certificates representing the unexpired and unexercised rights formerly represented by this Warrant shall be issued. All Warrants representing portions of the rights hereunder are referred to herein as the "Warrants."

              SECTION 8. Exchange. In the event that it becomes unlawful or, in the reasonable judgment of any Registered Holder of this Warrant, unduly burdensome by reason of a change in legal or regulatory considerations or the interpretation thereof affecting the ability of financial institutions or their affiliates to hold equity securities, or any material change (including a reduction in the number of units of Common Membership Interests outstanding) in the capital structure of the Company, to hold any or all of the Warrants or Warrant Interests, the Registered Holder of this

Warrant shall have the right to require all or part of such Registered Holder's Warrants or Warrant Interests to be exchanged for nonvoting membership interests or similar interests that convey equivalent economic benefits to such Warrants or Warrant Interests and include, in the case of Warrants, equivalent anti-dilution protection. Any such exchange shall occur as soon as practicable but in any event within sixty (60) days after written notice by the Registered Holder of this Warrant to the Company (or such earlier date if required to comply with applicable law).

              SECTION 9. Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction, or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft, or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided, that if the Registered Holder is a financial institution or other institutional investor its own Agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed, or mutilated certificate and dated the date of such lost, stolen, destroyed, or mutilated certificate.

              SECTION 10. Notices. Except as otherwise expressly provided herein, all notices and deliveries referred to in this Warrant shall be in writing, shall be delivered personally, sent by registered or certified mail, return receipt requested and postage prepaid or sent via nationally recognized overnight courier or via facsimile, and shall be deemed to have been given when so delivered (or when received, if delivered by any other method) if sent (i) to the Company, at its principal executive offices, and (ii) to a Registered Holder, at such Registered Holder's address as it appears in the records of the Company (unless otherwise indicated by any such Registered Holder).

              SECTION 11. Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of the Required Holders.

              SECTION 12. Warrant Register. The Company shall maintain at its principal executive offices books for the registration and the registration of transfer of Warrants. The Company may deem and treat the Registered Holder as the absolute owner hereof (notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

              SECTION 13. Fractions of Units. The Company may, but shall not be required to, issue a fraction of a Warrant Interest upon the exercise of this Warrant in whole or in part. As to any fraction of a unit which the Company elects not to issue, the Company shall make a cash payment in respect of such fraction in an amount equal to the same fraction of the Fair Market Value of a Warrant Interest on the date of such exercise.

              SECTION 14. Put Right.

              14A. Put Option. As soon as practicable and in any event not later than ninety (90) days after the end of each such fiscal year, the Company shall deliver to the Registered Holder copies of the audited consolidated financial statements of the Company and its subsidiaries (the "Financial Statements") for the fiscal years of the Company ending on or after December 31, 2002 and on or before November 14, 2009. The Registered Holder, during any Put Window (as defined below) in effect during the period commencing November 14, 2003 and ending November 14, 2009, shall have the right (the "Put Option"), upon delivery to the Company of an irrevocable notice (the "Put Notice"), to require the Company to purchase, at the price determined pursuant to Section 14A(i), (x) all of the Warrant Interests, if any, then owned by the Registered Holder hereof, and (y) this Warrant (collectively, the "Equity Rights"); provided, however, that the obligation of the Company to purchase such Equity Rights shall be subject to (A) the availability of financing (on terms and conditions reasonably satisfactory to the Company in its good faith business judgment) with respect to such purchase price and (B) the approval of the Senior Agent (as defined in the Purchase Agreement) if such approval is then required under the Credit Documents (as defined in the Purchase Agreement); provided further, that the Company shall use its commercially reasonable efforts to obtain such financing and any such approval and, with respect to such financing, commercially reasonable efforts shall not include the issuance of equity and, with respect to any refinancing or extension of financing, shall not be on terms more onerous than that which is being refinanced or extended; provided further, that the Put Option shall terminate upon (x) an Approved Sale (as defined in the Securityholders Agreement) or (y) the consummation of an underwritten public offering of units of Common Membership Interests. In the event that either clause (A) or clause
(B) above are not satisfied, the Company shall have no obligation to purchase the Warrants Interests and the Warrant subject to the Put Notice. For purposes of this Section 14, "Put Window" means, with respect to any fiscal year of the Company, the period commencing on the earlier of (x) the date of delivery to the Registered Holder of the Financial Statements with respect to such fiscal year or (y) ninety (90) days after the end of such fiscal year, and ending ninety
(90) days after the date of delivery to the Registered Holder of the Financial Statements with respect to such fiscal year.

                     (i) The Company shall pay for the Equity Rights, in cash, on a per-Warrant Interest basis (net of the Exercise Price for each Warrant Interest purchasable on exercise of the Warrant if the Warrant is to be purchased), an amount equal to (i) the value of the Company divided by (ii) the number of outstanding units of Common Membership Interests (on a fully diluted, as converted basis), with the value of the Company being the greater of:

                            (a) 7.0 times Actual EBITDA (as the term "Actual EBITDA" is defined in the Option Agreements) of the Company and its Subsidiaries for the twelve (12)-month period ending on the last day of the most recently ended fiscal year prior to the date of the Put Notice, to which product is to be added cash and cash equivalents of the Company and its subsidiaries as of the date of the Put Notice, from which sum is to be subtracted Funded Debt (as defined in Section 4) outstanding as of the date of Put Notice; or

                            (b) the aggregate Fair Market Value, as of the date of Put Notice, of the outstanding units of Common Membership Interests (on a fully-diluted, as if converted basis).

              14B. Put Notice.

                     (i) The Put Notice shall expressly state: (i) the election of the Holder to exercise the Put Option and (ii) the date of exercise of such Put Option (which date of exercise shall not be less than ninety (90) days after the date of the Put Notice). Subject to Section 14B(iii), the closing shall take place on or before the date of exercise set forth in the Put Notice, and at the time and place set forth in a written notice of the Company to the Registered Holder not less than ten (10) days prior to such date of exercise. Subject to
Section 14B(iii), the Company shall use its commercially reasonable efforts to effectuate the exercise of the Registered Holder's Put Option prior to, but in no event later than, the date of exercise specified by the Registered Holder for such exercise. Subject to Section 14B(iii), at such closing, Company shall deliver to such Registered Holder, in cash, the price for the Equity Rights surrendered by the Holder.

                     (ii) Upon receipt by the Company of such Put Notice, the Company shall promptly provide all other Holders of Warrants written notice of:
(i) the intent of the Registered Holder to exercise the Put Option; and (ii) the date of exercise set forth in the Put Notice.

                     (iii) In the event that the Company shall determine, in its good faith business judgment, that the conditions set forth clauses (a) and (b) of Section 14A(i) will not be satisfied, as soon as practicable thereafter, the Company shall give written notice of such determination to all Holders of Warrants.

              SECTION 15. Descriptive Headings; Governing Law. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS WARRANT SHALL BE GOVERNED BY THE LAWS OF
THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

                                    * * * * *

              IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated as of the date hereof.

                                            SLEEPMASTER HOLDINGS L.L.C.


                                            By: /s/ James P. Koscica
                                               ----------------------------
                                            Name: James P. Koscica
                                            Title: Executive Vice President





Attest:


/s/ Charles Schweitzer
----------------------------
Name: Charles Schweitzer

                                                                       EXHIBIT I


                               EXERCISE AGREEMENT


To:                                  Dated:

              The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-____), hereby agrees to subscribe for the purchase of ______ Warrant Interests covered by such Warrant and makes payment herewith in full therefor at the price per unit provided by such Warrant.


                                         Signature _____________________

                                         Address ______________________








                                      Exhibit I, Page 1

                                                                      EXHIBIT II


                                   ASSIGNMENT


              FOR VALUE RECEIVED, _____________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant (Certificate No. W-_____) with respect to the number of the Warrant Interests covered thereby set forth below, unto:

Names of Assignee                 Address                   No. of Interests
-----------------                 -------                   ----------------







Dated:                                  Signature
                                                   -----------------------


                                                   -----------------------

                                        Witness
                                                   -----------------------




                               Exhibit II, Page 1